Exhibit 99.1

Charles & Colvard Reports Second Quarter 2014 Financial Results

Revenue Increased 20% for Quarter, Inventory Reduced and Cash Position Increased

Conference Call to Be Held Today at 10:00AM EDT

MORRISVILLE, NC—July 31, 2014—Charles & Colvard, Ltd. (NASDAQ: CTHR), the sole source of created moissanite and Forever Brilliant®, The World’s Most Brilliant Gem®, reports financial results for the second quarter ended June 30, 2014.

Highlights for the Second Quarter 2014:

•	Second quarter 2014 sales were $7.8 million compared with $6.5 million in the year-ago second quarter, an increase of 20%.
•	U.S. sales were $7.3 million for the second quarter compared with $5.4 million in the year-ago second quarter, a 35% increase.
•	International sales were $0.6 million for the second quarter, compared with $1.1 million for the second quarter of 2013, a decrease of 50%.
•	Loose jewel sales, including the Company’s whiter Forever Brilliant® moissanite, were $4.0 million for the quarter, compared with $4.1 million for the year-ago second quarter, a decrease of 2%. Finished jewelry sales were $3.8 million for the quarter, compared with $2.4 million in the year-ago second quarter, a 57% increase.
•	The Company’s wholesale business, which accounted for 87% of sales, generated $6.8 million of sales for the quarter, compared with $5.9 million in the year-ago second quarter.
•	The Company’s direct-to-consumer businesses, Moissanite.com and Lulu Avenue®, increased 59% for the quarter to $1.0 million of sales, or 13% of sales, compared with $0.6 million in the second quarter of 2013, or 10% of sales.
•	Operating expenses were $4.6 million for the second quarter of 2014, compared with $4.0 million in the year-ago period. The increase in operating expenses was primarily due to an increase of $0.7 million in bad debt expense which was primarily associated with one customer.
•	Second quarter 2014 had a net loss from operations of $2.0 million compared with a net loss from operations of $0.9 million in the year-ago second quarter. Net loss for the second quarter was $6.2 million, or $0.31 per share, compared with net loss of $0.5 million, or $0.02 per share, in the year-ago second quarter. Included in the net loss for the quarter was income tax expense of $4.2 million resulting from a valuation allowance on certain deferred tax assets based on the Company’s cumulative negative taxable income over the last three years and the uncertainty of sufficient future taxable income to utilize its deferred tax assets. This compared with an income tax benefit of $0.4 million in the year-ago second quarter.

•	Reduced inventory from March 31, 2014 by $2.3 million.
•	The Company secured a new three-year $10 million asset-backed credit facility with Wells Fargo Bank providing working capital for general corporate purposes and for pursuing continued growth opportunities.

Highlights for the Six Months 2014:

•	Six-month 2014 sales were $13.9 million compared with $13.0 million in the year-ago period, an increase of 7%.
•	U.S. sales were $13.0 million for the six months compared with $10.5 million in the year-ago period, a 24% increase.
•	International sales were $0.9 million for the six months, compared with $2.5 million for the year-ago period, a 63% decrease.
•	Loose jewel sales, including the Company’s whiter Forever Brilliant® moissanite, were $7.7 million for the first six of months 2014, compared with $8.4 million for the year-ago six-month period, a decrease of 9%. Finished jewelry sales were $6.2 million for the first six months of 2014, compared with $4.6 million in the year-ago six-month period, a 35% increase.
•	The Company’s wholesale business, which accounted for 86% of sales, generated $12.0 million of sales, compared with $11.9 million in the year-ago six-month period.
•	The Company’s direct-to-consumer businesses, Moissanite.com and Lulu Avenue®, increased 72% for the six-month period to $1.9 million or 14% of sales, compared with $1.1 million in the six-month period of 2013, or 8% of sales.
•	Operating expenses were $8.1 million for the first six months of 2014 compared with $7.1 million in the year-ago period. The increase in operating expenses was primarily due to an increase of $0.7 million in bad debt expense which was primarily associated with one customer.
•	Net loss from operations for the first six months of 2014 was $3.2 million, compared with a net loss from operations of $0.3 million in the year-ago period. Net loss for the six months was $7.3 million, or $0.36 per share, compared with a net loss of $0.2 million or $0.01 per share in the year-ago comparable period. Included in the net loss for the 2014 six-month period was income tax expense of $4.0 million, compared with an income tax benefit of $0.1 million in the comparable year-ago period.
•	Reduced inventory from December 31, 2013 by $0.9 million.

“We are pleased to have achieved several financial initiatives this quarter including a 20% increase in year-over-year revenue, reducing our inventory, and increasing our cash position,” said Randy N. McCullough, Chief Executive Officer of Charles & Colvard. “Our new sales hires hit the ground running in April and May, and we believe their efforts will begin to make an impact on our sales. Our new marketing initiatives have been well-received, and we are also making inroads into expanding our domestic customer base, particularly with U.S. sales increasing 35% and accounting for 93% of our business this quarter. Our direct-to-consumer businesses also increased as we believe customers are drawn to the benefits of shopping for our fine jewelry in the comfort of their homes.”

Mr. McCullough continued, “Our Survivor Collection™, which features unique and beautiful three-stone jewelry designs celebrating a cancer survivor’s journey, is being positively received. These exclusive designs consist of two brilliant clear stones and one pink; signifying life before the diagnosis, the journey through treatment, and the magical moment when the doctor says you are ‘clear.’ Our partnerships with The Breast Cancer Research Foundation and the Women Survivors Alliance significantly enhance the meaningfulness of this collection to both our customers and our Company.”

Mr. McCullough concluded, “With increasing brand awareness, a new marketing campaign and an expanded sales force, we look forward with continued optimism toward the remainder of the year. We plan to continue focusing our efforts on increasing sales, reducing our inventory and generating new opportunities for our wholesale and direct-to-consumer businesses.”

Financial Position

Cash and liquid investments totaled $3.4 million at June 30, 2014, up $0.8 million from approximately $2.6 million at December 31, 2013, and the Company had no debt outstanding as of June 30, 2014. Total inventory, including long-term and consigned inventory, was $41.5 million as of June 30, 2014, compared to $42.4 million at December 31, 2013.

Investor Conference Call

Shareholders and other interested parties may participate in today’s investor conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Charles & Colvard, Ltd. Conference Call” a few minutes before 10:00 a.m. EDT on Thursday, July 31, 2014. The call will also be broadcast live on the Internet at:

http://www.webcaster4.com/Webcast/Page/346/3109.

A replay of the conference call will be available one hour after the call until 9:00 a.m. EDT on Friday, August 15, 2014 by dialing 877-344-7529 (U.S.) or 412-317-0088 (international) and entering the conference ID number 10038569.

The conference call will also be archived for review on the Internet at http://www.webcaster4.com/Webcast/Page/346/3109 and on the Company’s website at www.charlesandcolvard.com until Friday, August 15, 2014.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd., is the global sole source of moissanite, a unique, near-colorless created gem that is distinct from other gems and jewels based on its exceptional fire, brilliance, luster, durability, and rarity. Charles & Colvard Created Moissanite® and Forever Brilliant® are currently incorporated into fine jewelry sold through domestic and international retailers and other sales channels. Charles & Colvard, Ltd.’s common stock is listed on the NASDAQ Global Select Market under the symbol “CTHR.” For more information, please visit www.charlesandcolvard.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues, and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations, and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated, or implied in these forward-looking statements as a result of many factors including, but not limited to, our dependence on consumer acceptance and growth of sales of our products resulting from our strategic initiatives; dependence on a limited number of customers; the impact of the execution of our business plans on our liquidity; our ability to fulfill orders on a timely basis; the financial condition of our major customers and their willingness and ability to market our products; dependence on Cree, Inc. as the sole current supplier of the raw material; our current wholesale customers’ potential perception of us as a competitor in the finished jewelry business; intense competition in the worldwide jewelry industry; general economic and market conditions, including the current economic environment; risks of conducting business in foreign countries; the pricing of precious metals, which is beyond our control; the potential impact of seasonality on our business; our ability to protect our intellectual property; the risk of a failure of our information technology infrastructure to protect confidential information and prevent security breaches; possible adverse effects of governmental regulation and oversight; and the failure to evaluate and integrate strategic opportunities, in addition to the other risks and uncertainties described in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and subsequent reports filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors relevant to our business.

Contacts:

Public Relations:

Dian Griesel Int’l.

Susan Forman, Laura Radocaj

(212) 825-3210

Investor Relations:

Taglich Brothers, Inc.

Christopher Schreiber

212-661-6886

Charles & Colvard, Ltd.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$7,841,647	$6,512,500	$13,909,200	$13,017,574
Costs and expenses:
Cost of goods sold	5,324,981	3,389,315	8,988,023	6,271,293
Sales and marketing	2,171,614	2,532,995	4,366,225	4,779,204
General and administrative	2,376,466	1,344,408	3,752,681	2,193,785
Research and development	9,514	9,041	11,501	15,024
Loss on abandonment of assets	-	95,052	2,201	95,052
Total costs and expenses	9,882,575	7,370,811	17,120,631	13,354,358
Loss from operations	(2,040,928)	(858,311)	(3,211,431)	(336,784)
Other income (expense):
Interest income	20	6,972	49	14,474
Interest expense	(188)	(234)	(318)	(974)
Total other (expense) income, net	(168)	6,738	(269)	13,500
Loss before income taxes	(2,041,096)	(851,573)	(3,211,700)	(323,284)
Income tax net (expense) benefit	(4,152,987)	359,988	(4,045,777)	137,972
Net loss	$(6,194,083)	$(491,585)	$(7,257,477)	$(185,312)

Net loss per common share:
Basic	$(0.31)	$(0.02)	$(0.36)	$(0.01)
Diluted	$(0.31)	$(0.02)	$(0.36)	$(0.01)

Weighted average number of shares used in computing net loss per common share:
Basic	20,262,299	19,812,397	20,229,979	19,736,068
Diluted	20,262,299	19,812,397	20,229,979	19,736,068

Charles & Colvard, Ltd.

Consolidated Balance Sheets

	June 30, 2014 (unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$3,362,813	$2,573,405
Accounts receivable, net	7,816,710	10,244,732
Inventory, net	12,419,064	13,074,428
Prepaid expenses and other assets	1,055,610	951,635
Deferred income taxes	-	1,197,832
Total current assets	24,654,197	28,042,032
Long-term assets:
Inventory, net	29,055,044	29,337,674
Property and equipment, net	2,163,187	1,717,692
Intangible assets, net	305,955	325,867
Deferred income taxes	-	2,841,891
Other assets	349,466	58,696
Total long-term assets	31,873,652	34,281,820
TOTAL ASSETS	$56,527,849	$62,323,852

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,659,900	$3,670,551
Accrued cooperative advertising	196,000	188,000
Accrued expenses and other liabilities	713,860	642,186
Total current liabilities	4,569,760	4,500,737
Long-term liabilities:
Accrued rent	575,907	-
Accrued income taxes	401,496	395,442
Total long-term liabilities	977,403	395,442
Total liabilities	5,547,163	4,896,179
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value	53,949,001	53,949,001
Additional paid-in capital – stock-based compensation	10,751,470	9,940,980
Accumulated deficit	(13,719,785)	(6,462,308
Total shareholders’ equity	50,980,686	57,427,673
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$56,527,849	$62,323,852

Charles & Colvard, Ltd.

Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,257,477)	$(185,312)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	588,745	384,749
Amortization of bond premium	-	2,706
Stock-based compensation	810,490	743,633
Provision for uncollectible accounts	682,725	(60,805)
Provision for sales returns	(845,000)	(135,000)
Provision for inventory reserves	69,000	75,000
Provision (benefit) for deferred income taxes	4,039,723	(150,832)
Loss on abandonment of assets	2,201	95,052
Changes in assets and liabilities:
Accounts receivable	2,590,297	476,974
Interest receivable	-	(891)
Inventory	868,994	(3,664,506)
Prepaid expenses and other assets, net	(394,745)	(392,819)
Accounts payable	(10,651)	430,126
Accrued cooperative advertising	8,000	108,000
Accrued income taxes	6,054	5,810
Other accrued liabilities	647,581	(40,620)
Net cash provided by (used in) operating activities	1,805,937	(2,308,735)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(956,666)	(202,610)
Patent, license rights, and trademark costs	(59,863)	(91,678)
Net cash used in investing activities	(1,016,529)	(294,288)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock option exercises	-	13,400
Net cash provided by financing activities	-	13,400

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	789,408	(2,589,623)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,573,405	11,860,842
CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,362,813	$9,271,219

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$318	$974
Cash paid during the period for income taxes	$-	$7,050

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